EXHIBIT 99.4

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis contains forward-looking statements. See page 3 for a detailed explanation of forward-looking statements relied upon in this report. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results may differ materially from those expressed in forward-looking statements because of assumptions, risks, and uncertainties, including the risk factors discussed in detail in Item 1A, “Risk Factors.” This discussion and analysis should be read in conjunction with our audited consolidated financial statements.

Executive Summary

In 2006, our revenue and gross profit have increased primarily due to acquisitions we consummated in 2005 and growth in the services that we provide to our clients. Organic growth in the services we provide has come in part from increases in visits to our centers, revenue from diversified services we provide within our Health Services business segment, and from increased volumes we have received from new and existing clients.

During 2006, we achieved overall revenue growth of 18.1% over 2005, substantially all of which came from our Network Services and Health Services business segments. Our Health Services segment grew due to acquisitions that were completed during 2005, increased visits to our centers, increased revenue per visit, and growth from our non-center related services. Revenue in our Network Services segment increased primarily due to the acquisition of Beech Street Corporation (“Beech Street”) which was completed in October 2005, as well as increased billings to new and existing group health insurance companies and other customers.

Our overall gross profit increased 24.7%, while overall gross profit margin increased to 26.3% in 2006 as compared to 24.9% in 2005. The increase in gross profit was due to growth in our Health Services and Network Services segments. The 2006 increase in the overall gross profit margin was primarily due to growth in the higher margin Network Services segment. The increase in Health Services gross profit was primarily due to increased visits, gross profits from the Occupational Health + Rehabilitation Inc (“OH+R”) health centers acquired in October 2005, increased revenue per visit, and increases in our non-center related services. In 2006, our Network Services margins increased primarily due to the acquisition of Beech Street and improved profitability from existing services we provide to group health insurance companies, health plans, third-party administrators, and other payors of healthcare.

In December 2006, we completed the sale of our First Notice Systems, Inc. (“FNS”) subsidiary to The Innovation Group plc (“TiG”) in a $50.0 million cash transaction. We recognized an after-tax gain of $4.0 million on the sale of this business. Pursuant to the requirements of our credit facility, we prepaid $24.5 million of our term loan with a portion of the net after-tax cash proceeds we received from the sale. FNS had revenue for the twelve-month period ending December 31, 2006 of $18.6 million and provides first notice of loss or injury services to insurance carriers, third-party administrators, and self-insured customers. TiG is headquartered in the United Kingdom and specializes in providing outsourcing services and software solutions to insurers and other risk carriers through its international network of offices over the breadth of the administrative processes of insurers and risk carriers, including back office functions such as policy and claims management and sales.

In February 2007, we entered into a definitive agreement with Coventry Health Care, Inc. (“Coventry”) to sell our workers’ compensation managed care services business units for $387.5 million cash. The purchase price is subject to certain adjustments as set forth in the definitive agreement. We completed this sale in April 2007, and the involved businesses have been treated as “discontinued operations” under Statement of Financial Accounting Standards No. (“SFAS”) 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Pursuant to the requirements of our credit facility, we prepaid $260.3 million of our term loan from proceeds that we received from the sale. The business units that we divested in the trasaction are our workers’ compensation network services (comprising our provider bill review and repricing services, and our FOCUS preferred provider organization), field case management, telephonic case management, independent medical exams, and our pharmacy benefit management business. These business units had revenue of approximately $324.0 million in 2006. Coventry is a national managed healthcare company based in Bethesda, Maryland, operating health plans, insurance companies, network rental, managed care, and workers’ compensation services companies.

During 2006, we incurred $4.0 million in tax, legal, accounting, and other professional fees in connection with our work on a negotiated transaction with a third party. Due to various factors, we determined that the likelihood of the transaction being consummated as it had originally been structured had become remote, and, accordingly, work on the transaction with the third party was terminated.

We adopted SFAS 123 (revised 2004), Share-Based Payment (“SFAS 123R”) on a prospective basis effective January 1, 2006, which resulted in $7.2 million in additional non-cash stock-based compensation expense in 2006 from 2005. This amount includes $1.6 million in equity compensation associated with the modification of our Chairman’s stock option agreement in the second quarter due to technical considerations arising in connection with the terminated strategic transaction. In addition to increases in stock-based compensation expense associated with the adoption of SFAS 123R, we have also experienced increases in restricted stock amortization expenses, primarily associated with grants of restricted shares during 2005. Restricted stock amortization expenses increased by $1.7 million in 2006. These increases in equity compensation were partially offset by $2.5 million in reduced compensation expense related to the fourth quarter 2005 issuance of Concentra Inc. unrestricted stock to our Chairman of the Board. SFAS 123R eliminated the intrinsic value-based method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees, that we previously used.

During the fourth quarter of 2006, one of our wholly-owned subsidiaries, FOCUS Healthcare Management, Inc. (“FOCUS”) settled a class action lawsuit in Louisiana. Accordingly, we expensed $12.4 million related to the settlement and related expenses during the quarter. FOCUS, along with other preferred provider organizations, insurance companies, and third-party administrators, had been sued by four Louisiana healthcare providers alleging that the defendants provided legally insufficient notice under Louisiana law of preferred provider organization (“PPO”) discounts to which the healthcare providers had contractually agreed. We paid this settlement and related expenses into a settlement fund in the first quarter of 2007.

During 2006, we continued our focus on working capital management and the reduction of our overall cost of indebtedness. We provided $112.1 million in cash flow from operating activities in 2006, which was primarily a result of our operating income. Our days sales outstanding on accounts receivable (“DSO”) was 52 days as compared to 51 days at the same time in the prior year.

Overview

We are dedicated to improving quality of life by making healthcare accessible and affordable. We seek to achieve this goal by developing and delivering services designed to promote favorable outcomes and to increase efficiencies in the delivery of and payment for healthcare services. In 2006, we serviced over 7.2 million patient visits, and reviewed and repriced over $11.9 billion in group health medical bills. From a foundation of services designed to improve workers’ compensation results for our customers, we also serve the group health and auto injury services markets, where payors of healthcare and insurance benefits also routinely seek to enhance healthcare access and affordability.

Through our Health Services segment, we served more than 220,000 employer locations as of December 31, 2006. Through our Network Services, we provide services to over 475 customers comprised of large national and regional managed care companies, third-party administrators (“TPAs”), Taft-Hartley sponsored plans, and government agencies including the Centers of Medicare and Medicaid Services (“CMS”).

In May 2004, we completed a cash tender offer and consent solicitation for any and all of our 13% senior subordinated notes in which we received tenders and related consents from holders of approximately 80% of our outstanding 13% senior subordinated notes. Additionally, our parent, Concentra Inc. (“Concentra Holding”) extended the maturity of its $55.0 million bridge loan from March 2005 to March 2007.

In June 2004, we completed a series of financing transactions that included issuing $155.0 million of 9 1/8% senior subordinated notes due 2012 and amending our credit facility to borrow an additional $70.0 million in incremental term loans. We used the proceeds from the notes’ issuance and the term loan along with cash on hand to: (1) purchase $114.9 million principal amount of our 13% senior subordinated notes, pay $4.7 million of accrued and unpaid interest and pay $9.8 million of tender offer premiums and consent payments, (2) declare a dividend of $97.3 million to our parent company, Concentra Holding, and (3) pay $9.8 million of associated fees, expenses, and compensatory costs. These transactions allowed us to lower the interest rate on our debt and allowed Concentra Holding to pay a dividend to its stockholders. In January 2005, we completed an exchange offer in which we exchanged the 9 1/8% senior subordinated notes for notes that were registered under the Securities Act of 1933.

In August 2004, we redeemed the remaining $27.6 million principal amount of our 13% senior subordinated notes and paid $1.8 million in call premiums. We also completed an additional amendment to our senior credit facility to extend the maturity by one year to 2010 and to reduce the interest rate on borrowings under that facility.

In October 2005, we replaced our existing credit facility with a new $675.0 million senior credit facility in connection with the Beech Street acquisition. The new senior credit facility is comprised of $525.0 million in term indebtedness and a $150.0 million revolving credit facility. The new senior credit facility matures in 2011 and provides the Company with increased borrowing capacity and a lower interest rate on borrowings than the previous credit facility.

In September 2006, Concentra Holding extended the maturity of its $55.0 million bridge loan from March 2007 to September 2008.

Business Segments

We provide our services through two operating segments: Health Services and Network Services.

Through our Health Services segment, we are a leading provider of primary occupational healthcare services in the United States. We operate a nationwide network of primary-care centers principally dedicated to the treatment of workplace injuries, including a range of physical therapy and rehabilitation services, and the performance of other employment-related healthcare services. Our affiliated professional associations perform these services through their approximately 750 primary care physicians and 580 physical therapists, as well as nurses and other licensed healthcare providers. Through this segment of our business, we also provide other related diversified health services that include on-site medical, pharmacy, and laboratory related services, as well as auto-injury related services. As of March 1, 2007, we have 312 centers located in 40 states.

Our Network Services segment provides a broad range of services (primarily to insurance companies, third-party administrators, and other non-governmental healthcare payors) designed to improve healthcare affordability by increasing healthcare access, reducing inefficiencies or errors in pricing, and streamlining administration of healthcare financial arrangements between payors and providers in the United States.

The following table provides certain information concerning our occupational healthcare centers:

	Year Ended December 31,
	2006	2005	2004
Centers at the end of the period (1)	310	300	257
Centers acquired during the period (2)	7	37	7
Centers developed during the period	4	8	—
Centers closed during the period	1	2	—

(1)	Does not include the centers that were acquired and subsequently divested or consolidated into existing centers within the same market during the period.
(2)

Represents centers that were acquired during each period presented and not subsequently divested or consolidated into existing centers within the same market during the period. We acquired seven centers, sixteen centers, and three centers that were subsequently consolidated into existing centers during the years ended December 31, 2006, 2005, and 2004, respectively.

Discontinued Operations

In December 2006, we completed the sale of FNS to TiG in a $50.0 million cash transaction. We recognized a pre-tax gain of $16.5 million ($4.0 million net of tax) on the sale of this business. Pursuant to the requirements of our credit facility, we prepaid $24.5 million of our term loan with a portion of the net after-tax cash proceeds we received from the sale. FNS had revenue for the twelve-month period ending December 31, 2006 of $18.6 million and provides first notice of loss or injury services to insurance carriers, third-party administrators and self-insured customers. TiG is headquartered in the United Kingdom and specializes in providing outsourcing services and software solutions to insurers and other risk carriers through its international network of offices over the breadth of the administrative processes of insurers and risk carriers, including back office functions such as policy and claims management and sales.

Additionally, due primarily to its operating performance, management determined that we should sell or close the operations of our Canadian field case management services in 2005. We completed the sale of these operations in August 2005 for $13,900 in cash consideration, which approximated net book value.

The related results of operations are shown as discontinued operations, net of tax, in our consolidated statements of operations. The related net income from these discontinued operations, not including the gain on the FNS sale in 2006, was approximately $0.6 million, $1.5 million, and $2.2 million for the years ended December 31, 2006, 2005, and 2004, respectively.

In the first quarter of 2007, we entered into a definitive agreement with Coventry to sell our workers’ compensation managed care services business units. In April 2007, we completed the sale to Coventry for $387.5 million in cash. The purchase price is subject to certain adjustments as set forth in the definitive agreement. Pursuant to the requirements of our credit facility, we were required to prepay $260.3 million of our term loan from proceeds that we received from the sale. The business units that the Company divested in the transaction are its workers’ compensation network services (comprising its provider bill review and repricing services, and its FOCUS preferred provider organization), field case management, telephonic case management, independent medical exams, and its pharmacy benefit management business. These business units had revenue of approximately $324.0 million in 2006. Of this amount, the following was reported in our historically reported segments: $42.2 million in the Health Services segment, $108.4 million in the Network Services segment, and the remaining $173.3 million in the Care Management Services segment. Coventry is a national managed healthcare company based in Bethesda, Maryland, operating health plans, insurance companies, network rental, managed care, and workers’ compensation services companies.

Significant Acquisitions

We acquired all the outstanding shares of capital stock of Beech Street on October 3, 2005, in a $164.9 million cash transaction. Beech Street was a privately-held corporation based in Lake Forest, California. In connection with our funding of the purchase price for this acquisition, we refinanced our senior credit facility. We replaced our existing $501.5 million term loan facility with a new $675.0 million senior credit facility, consisting of a

$150.0 million revolving credit facility and a $525.0 million term loan facility. The new senior credit facility also provides us with a lower rate of interest on our borrowings under this agreement. As part of the refinancing of the senior credit facility, we wrote off $6.0 million of related, unamortized deferred financing costs. During October 2005, we began operating and reporting on Beech Street within our Network Services segment.

We acquired all the outstanding shares of capital stock of OH+R on October 31, 2005, for an aggregate purchase price of approximately $47.4 million plus retained cash. OH+R was a publicly-held corporation and provided occupational healthcare services through 33 health centers located predominantly in the northeastern United States. We funded this acquisition through the use of our unrestricted cash balances. During the fourth quarter of 2005, we began integrating OH+R’s centers into our existing nationwide network of health centers. As a result of the OH+R acquisition, we increased our overall number of health centers by 26. The remaining seven centers acquired in the transaction, located in overlapping markets, were combined with our existing centers.

Critical Accounting Policies

A “critical accounting policy” is one that is both important to the portrayal of a company’s financial condition and results and requires management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The process of preparing financial statements in conformity with accounting principles generally accepted in the United States requires us to use estimates and assumptions to determine certain of our assets, liabilities, revenue, and expenses. Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. We base these determinations upon the best information available to us during the period in which we are accounting for our results. Our estimates and assumptions could change materially as conditions within and beyond our control change or as further information becomes available. Further, these estimates and assumptions are affected by management’s application of accounting policies. Changes in our estimates are recorded in the period the change occurs. Our critical accounting policies include:

•	revenue recognition;

•	contractual and bad debt allowances;

•	deferred income tax asset valuation allowance;

•	goodwill and other intangible assets;

•	professional liability insurance claims; and

•	acquired assets and liabilities.

The following is a discussion of our critical accounting policies and the related management estimates and assumptions necessary in determining the value of related assets or liabilities. A full description of all of our significant accounting policies is included in “Note 2. Summary of Significant Accounting Policies” in our audited consolidated financial statements.

Revenue Recognition

We generally recognize revenue when there is persuasive evidence of an arrangement, the services have been provided to the customer, the sales price is fixed or determinable, and collectibility is reasonably assured. We reduce revenue for estimated contractual allowances and record any amounts invoiced to the customer in advance of service performance as deferred revenue. We recognize this revenue as the services are performed. The amount of deferred revenue, which is included in accrued expenses, was $3.6 million and $4.3 million at December 31, 2006 and 2005, respectively. In addition to the aforementioned general policy, the following are the specific revenue recognition policies of each segment of our operations.

Health Services. Health Services consists of two primary components: (1) workers’ compensation injury care and related services; and (2) non-injury healthcare services related to employer needs or statutory requirements. We recognize revenue for both of these services as the services are performed. The provider reimbursement methods for workers’ compensation injury care and related services vary on a state-by-state basis. Currently, 43 states have fee schedules pursuant to which all healthcare providers are uniformly reimbursed. The fee schedules are determined by each state and generally prescribe the maximum amounts that may be reimbursed for a designated procedure. In the states without fee schedules, healthcare providers are reimbursed based on usual, customary, and reasonable fees charged in the particular state in which the services are provided. We include billings for services in states with fee schedules in revenue net of allowance for estimated differences between our list prices and allowable fee schedule rates. In the states without fee schedules, we include billings for our services in revenue net of allowance for estimated differences between our list prices and amounts allowed as usual, customary, and reasonable. We record adjustments to the allowance based on final payment from the states upon settlement. We record the net revenue amount as accounts receivable. Workers’ compensation laws that govern state fee schedules and define usual, customary, and reasonable charges for healthcare providers are very complex and vary from state to state. Changes in these laws could materially affect our estimated reimbursement levels for our services and the related allowances for differences between our list prices and reimbursed amounts.

Network Services. We derive a significant portion of our Network Services’ revenue from the review and repricing of provider invoices, which determines the appropriate amount of reimbursement to be paid by our clients, including insurers, third-party administrators, and other payors of healthcare costs. Our fees are normally based on a percentage of the discounts from original invoiced amounts that we determine, or a set fee-for-covered employee. We are also contractually entitled to receive a fixed and determinable portion of the savings identified. We recognize this portion of our Network Services revenue as the services are performed, net of estimated allowances. Credits and chargebacks are significant to our revenue for this segment. Estimated allowances are based upon both client-specific and aggregated factors that include historical billing and adjustment data, client contract terms, and performance guarantees. Changes in these factors and trends could materially affect our estimated revenue. A smaller portion of Network Services revenue relates to retrospective, or post-payment, bill review services. We recognize revenue from our post-payment bill review services upon the earlier of customer acknowledgement of the amount owed to us or when cash is collected.

Contractual and Bad Debt Allowances

We are paid for virtually all our services by insurance companies, third-party administrators, and employers. We maintain allowances for anticipated contractual billing adjustments that our clients or we may make to invoiced amounts. We also maintain allowances for doubtful accounts for estimated losses resulting from clients’ inability to make required payments. We estimate our potential contractual and bad debt allowances, for billed and unbilled receivables, relative to current period service revenue and by considering the current credit-worthiness of our clients, any known specific collection problems, and our assessment of current client conditions. We analyze both client-specific and aggregated historical collection and adjustment data when evaluating the adequacy of the contractual and bad debt allowances. If our clients’ ability to pay deteriorates, additional allowances may be required. Each patient’s status as a client is verified prior to the performance of any procedures at our health centers. Each quarter, we evaluate the adequacy of the assumptions used in determining these allowances and make adjustments as necessary. Changes in estimates are recognized in the period in which they are determined.

We must make significant management judgments and estimates in determining contractual and bad debt allowances in any accounting period. One significant uncertainty inherent in our analysis is whether our past experience will be indicative of future periods. Although we consider future projections when estimating contractual and bad debt allowances, we ultimately make our decisions based on the best information available to us at that time. Adverse changes in general economic conditions or trends in reimbursement amounts for our services could affect our contractual and bad debt allowance estimates, collection of accounts receivable, cash flows, and results of operations.

We have improved the degree to which our billing and collection procedures are automated and have increased our focus on billing and collections activity. Our policy is to write off accounts after all collection efforts have failed. DSO increased to 52 days at December 31, 2006 from 51 days at December 31, 2005. We calculate DSO based on accounts receivable, net of allowances, divided by the average revenue per day for the prior three months.

Our provision for contractual and bad debt allowances amounted to $103.4 million and $92.1 million in 2006 and 2005, respectively. The 12.3% increase in our provision for contractual and bad debt allowances was primarily due to a 18.1% growth in revenue, partially offset by stronger collection trends related to certain customers. Our accounts receivable balance was $230.1 million, prior to contractual and bad debt allowances of $46.4 million at December 31, 2006.

The estimate for the allowances for contractual adjustments and doubtful accounts is a critical accounting estimate for all of our segments.

Deferred Income Tax Asset Valuation Allowance

Deferred income tax assets are recognized for deductible temporary differences, net operating loss carryforwards, and credit carryforwards if it is more likely than not that the tax benefits will be realized. Realization of our deferred income tax assets is dependent on generating sufficient future taxable income prior to the expiration of the loss and tax credit carryforwards. We evaluate the recoverability of the deferred income tax assets and associated valuation allowance on a regular basis. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We evaluate a variety of factors on a regular basis to determine the amount of deferred income tax assets to recognize in the financial statements, including our recent earnings history, current and projected future taxable income, the number of years our net operating loss and tax credits can be carried forward, the existence of taxable temporary differences, and available tax planning strategies. Based upon our recent operating history and other factors, management determined that it is more likely than not that our deferred income tax assets will be realized with the exception of certain federal and state net operating loss carryforwards for which a valuation allowance was established. In the event of changes in the factors discussed above, we may determine that the realization of the deferred tax asset is different than the net recorded amount. Accordingly, we made adjustments of $1.7 million in 2006 and $0.5 million in 2005 and an adjustment to income in future periods could also be necessary. Our gross deferred income tax assets were $37.9 million and $60.5 million at December 31, 2006 and 2005, respectively.

Goodwill and Other Intangible Assets

We assess the impairment of intangible assets at least annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Important factors that could trigger an impairment review include:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business;

•	significant negative industry or economic trends;

•	a significant decline in our public bond price for a sustained period; or

•	a significant decline in our estimated market capitalization relative to net book value.

If we determine that the carrying value of intangible assets may not be recoverable based upon the existence of one or more of the indicators of impairment, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model. The value of these projected discounted cash flows could be subject to change based on differences in the assumptions noted above. Our net identifiable intangible assets and goodwill amounted to $638.2 million and $664.1 million at December 31, 2006 and 2005, respectively.

We use a fair value approach to test goodwill and indefinite life intangibles for impairment. We recognize an impairment charge for the amount, if any, by which the carrying amount of goodwill and indefinite life intangibles exceeds its fair value. We established fair values using projected cash flows. When available and as appropriate, we used comparative market multiples to corroborate projected cash flow results. We completed our annual impairment test in the third quarters of 2004, 2005, and 2006. We did not record an impairment charge upon completion of this review in 2005 or 2006. During the third quarter of 2004, we determined that an impairment of goodwill for our historical Care Management Services reporting unit had occurred. Accordingly, we recorded a $36.0 million goodwill impairment charge in the third quarter of 2004. This impairment charge is now in discontinued operations. For a further discussion of the goodwill impairment, see “Loss on Impairment of Goodwill and Long-Lived Assets.”

Professional Liability Insurance Claims

Effective January 1, 2005, we replaced the professional liability insurance that was historically purchased from a third-party carrier with insurance provided by a wholly-owned captive insurance subsidiary that we formed in late 2004, OMP Insurance Company, Ltd. (“OMP”). This captive insurance subsidiary provides our insureds with primary professional liability coverage, which we supplement with excess professional liability insurance provided from a combination of reinsurance and excess liability insurance policies. We formed OMP to address the lack of traditional professional liability companies available to provide professional liability coverage to large physician groups. Our use of a captive insurance company has increased our level of risk retention with regard to the retained limit of liability and legal expenses when compared to our previous professional liability insurance coverage. Our allowances for professional liability risks, net of amounts payable under insurance policies, were $13.9 million and $12.5 million at December 31, 2006 and 2005, respectively.

Our professional liability premiums and costs are based on actuarial calculations of our historic losses, our legal expenses and captive insurance company administrative costs, and reinsurance/excess liability premiums. We periodically review and revise, as necessary, all claims and legal reserves to ensure the appropriateness of our accrued liabilities for professional liability exposure. Because of the risk retention exposure inherent in the use of a captive insurance company in addition to increases in claims and related expenses, a change in the actuarial assumptions upon which our professional liability costs are based could materially affect results of operations in a particular period even if we do not experience an actual increase in claims or related expenses.

Acquired Assets and Liabilities

Our business has grown in part through several strategic acquisitions over the last few years. During 2004, 2005, and 2006, we acquired a total of 51 occupational healthcare centers, which includes the 26 centers obtained in the acquisition of OH+R. During this time, the Company also acquired Beech Street. The individual assets and liabilities of each acquired company were recorded at fair value, reflecting amounts for tangible assets and liabilities, and intangible assets.

In many cases, we prepare our own internal purchase price allocations and determine the lives of the acquired assets. However, we may also use independent appraisers to assist us in these efforts for our larger or more complex acquisitions. We use several valuation techniques in order to estimate fair values, including discounted cash flow analysis, replacement cost analysis, and market comparables. These methods require significant assumptions regarding market conditions, operational integration issues, and the utilization of the underlying assets that could change in the future and result in a significant impact on our earnings. Additionally, we make estimates of restructuring liabilities incurred in connection with these assets. These estimates involve assumptions relating to the timing and cost of personnel reductions, facility lease charges, and other related exit costs. Because of the inherent nature of these assumptions and techniques, we could experience changes in estimated values that could be significant to our earnings.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (the “FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 requires that we recognize in our financial statements the impact of a tax position if that tax position is more likely than not of being sustained on audit, based upon the technical merits of the tax position. FIN 48 also provides guidance on derecognition, classification, interest, and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 is not expected to have a material impact on our financial statements.

In September 2006, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 states that registrants should quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material and therefore must be quantified. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 had no financial impact on our financial statements.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS 157 does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are currently evaluating the impact that SFAS 157 will have on our consolidated financial position, results of operations, and cash flows upon its adoption in 2008.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115 (“SFAS 159”), which permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective as of the beginning of fiscal years after November 15, 2007. We are currently evaluating the impact that SFAS 159 will have on our consolidated financial position, results of operations, and cash flows as of its adoption in 2008.

Results of Operations

Year ended December 31, 2006 compared with the year ended December 31, 2005

The following table provides the results of operations for years ended December 31, 2006 and 2005 ($ in millions):

	Years Ended December 31,		Change
	2006	2005	$	%
Revenue:
Health Services	$767.3	$683.3	$84.0	12.3%
Network Services	208.8	143.4	65.4	45.6%

Total revenue	$976.1	$826.7	$149.4	18.1%

Cost of services:
Health Services	$628.6	$558.9	$69.7	12.5%
Network Services	90.6	61.8	28.8	46.6%

Total cost of services	$719.2	$620.7	$98.5	15.9%

Gross profit:
Health Services	$138.7	$124.4	$14.3	11.5%
Network Services	118.2	81.6	36.6	44.9%

Total gross profit	$256.9	$206.0	$50.9	24.7%

Gross profit margin:
Health Services	18.1%	18.2%		(0.1%)
Network Services	56.6%	56.9%		(0.3%)

Total gross profit margin	26.3%	24.9%		1.4%

Revenue

For 2006, the higher revenue was due to increases in our Health Services and Network Services businesses. Total contractual allowances offset against revenue in 2006 and 2005 were $87.5 million and $77.0 million, respectively. The increase was primarily due to increased revenue in our Health Services business segment.

Health Services. Health Services’ revenue increased due to the effects of acquisitions that were completed during 2005, due to growth in visits to our centers, increased revenue per visit, and as the result of increasing revenue from diversified services. The number of total patient visits per day to our centers in 2006 increased 10.5% as compared to 2005, and increased 2.6% on a same-center basis. Our “same-center” comparisons represent all centers that Health Services has operated for the previous two full years, excluding centers affected by the consolidation of acquired centers. The increase in same-center visits for 2006 relates to increases in non-injury and non-illness related visits, with decreases in same-center injury and illness related visits. We believe that our overall visit growth trends are a result of growth in national employment trends, as well as the efforts of our sales and account management teams. We believe decreases in our same-center injury and illness related visits related primarily to decreases in the frequency of workplace injuries during 2006.

For 2006 and 2005, Health Services derived 70.2% and 70.7%, respectively, of its center related net revenue from the treatment of work-related injuries and illnesses, and 29.8% and 29.3%, respectively, of its net revenue from non-injury and non-illness related medical services. Injury-related visits constituted 45.7% and 46.6% of visits in 2006 and 2005, respectively. Our non-injury visits typically involve pre-employment drug screens and employment-related physical exams, for which we receive lower revenue and contribution per visit than we do from workplace injury as well as physical therapy visits. For the past several years, due to a relatively slower rate of growth in nationwide workplace injuries, we have been experiencing a gradual shift in our practice towards these non-injury services. In order to address these trends in future periods, we are currently seeking increasing rates of price increases, evaluating methods to further reduce the costs of servicing non-injury visits and are considering initiatives to attract other types of higher reimbursement visits into our centers.

Average revenue per same-center visit increased 0.4% in 2006 as compared to the prior year, primarily due to increases in the average prices charged for our services. Revenue from our centers was $647.6 million and $579.0 million for 2006 and 2005, respectively.

During 2006, our Health Services business segment has achieved a significant portion of its non-acquisition related growth in revenue from increases in non-center related services. Our non-center related services include revenue such as pharmacy, physician utilization review, laboratory, auto-injury related, and other services. Non-center related revenue was $119.6 million during 2006 as compared to $104.3 million for 2005.

Our centers derive the vast majority of their patient visits and revenue by providing occupational health and workers’ compensation injury-related services to employers. During the past several years, as the United States economy has grown, our growth has come in part from the related underlying growth in national employment. In the quarters to come, we believe that the performance of our centers will continue to be affected by the nation’s employment trends.

Network Services. This segment’s revenue increased primarily due to our acquisition of Beech Street in October 2005, and also due to increased billings for services we provide primarily to new and existing group health insurance companies, health plans, third-party administrators, and other payors of healthcare.

Growth in the group health portion of our Network Services segment was adversely affected beginning in the second quarter of 2005 as a result of the loss of a significant customer account that provided us approximately $19.7 million in revenue during 2004. Although this customer decided to in-source a significant percentage of the services that we provided, we continue to provide a modest amount of related services. Revenue for services to this client decreased by approximately $4.3 million in 2006 from the same period of 2005. In addition to the effects of this customer loss, we have and believe we will continue to experience market pressures relating to the pricing of our traditional services. We have experienced significant pricing pressures in our largest accounts that could amount to $20 million in 2007. We believe we can partially offset this lost revenue from new services while making pricing concessions for our traditional services. Irrespective of these trends, during the last half of 2006, services to new clients and increased service volumes to existing customers enabled us to grow our underlying revenue from group health customers.

Cost of Services

Total cost of services increased primarily due to higher expenses in Health Services and Network Services. The increases in Health Services’ expenses related primarily to our acquisitions of centers, and an increase in the number of visits to our health centers and the corresponding increase in staffing levels and other related costs of operations. In addition to increases in costs due to general inflation, Health Services has increased its expenses in the areas of sales, account management, and other client services. The increase in expenses for Network Services primarily related to the addition of Beech Street in October 2005. Cost of services also increased $0.8 million for 2006 relating to non-cash stock-based compensation expense resulting from our adoption of SFAS 123R in 2006.

Gross Profit

We reported increased gross profit in 2006 from 2005, primarily due to the acquisition of Beech Street, our Health Services acquisitions, and growth in our Network Services and Health Services segments. Our overall gross profit margin increased in 2006, primarily due to growth in the higher margin Network Services segment. The factors contributing to these trends are further described for each of our segments below.

Health Services. The primary factors contributing to Health Services’ gross profit increase were our acquisitions of health centers, higher visits, increased revenue per visit, and growth in non-center related services. The primary factors contributing to this segment’s slight gross profit margin decrease relate to gradual shifts in our mix of patient visits towards lower revenue non-injury related services, acquisitions of lower margin centers and additions of lower margin developed centers, increases in lower-margin non-center related services, as well as increased expenses for personnel and information technology costs.

Network Services. Network Services’ gross profit increased in 2006 primarily due to the acquisition of Beech Street in October 2005. Additionally, the gross profit and gross profit margin increased due to improved profitability for existing services we provide to large national and regional managed care companies, TPAs, Taft-Hartley sponsored plans, and government agencies including CMS due to revenue increases in excess of cost increases. In coming quarters, we believe that our gross margin percentage for these services may decrease due to price decreases being provided on traditional fee negotiation services, increased investment by us in information technology and PPO network development.

General and Administrative Expenses

General and administrative expenses increased $47.6 million, or 44.9%, in 2006 to $153.6 million from $106.0 million in 2005. Increases in general and administrative expenses were primarily related to our acquisitions of Beech Street and OH+R in October 2005. On a combined basis, these companies expended approximately $22.9 million in general and administrative expense during the periods prior to our acquisition of them in 2005.

In the fourth quarter of 2006, we expensed $12.4 million related to the settlement of a class action lawsuit and related expenses. The company, along with other PPOs, insurance companies, and third-party administrators, had been sued by four Louisiana healthcare providers alleging that the defendants provided legally insufficient notice under Louisiana law of PPO discounts to which the healthcare providers had contractually agreed. We paid this settlement and related expenses into a settlement fund in the first quarter of 2007.

Additionally, during 2006, we incurred $4.0 million in tax, legal, accounting, and other professional fees in connection with our work on a negotiated transaction with a third party. Due to various factors, we determined that the likelihood of the transaction being consummated as it had originally been structured had become remote, and accordingly, work on the transaction with the third party was terminated. The adoption of SFAS 123R in 2006 resulted in $6.2 million of increases in general and administrative expenses for 2006 from 2005 and non-cash compensation for restricted stock amortization increased $1.7 million for 2006. These amounts include $1.6 million in equity compensation expense associated with the modification of our Chairman’s stock option agreement due to technical considerations arising in connection with the terminated strategic transaction. These increases in general and administrative expenses were partially offset by $2.5 million in reduced compensation expense related to the fourth quarter 2005 issuance of Concentra Holding unrestricted stock to our Chairman.

Interest Expense, Net

Interest expense increased $6.7 million in 2006 to $47.4 million from $40.7 million in 2005. Interest expense increased primarily due to increased term loan borrowings under our credit facility and higher effective interest rates on these borrowings. In October 2005, we replaced our existing $501.5 million term loan facility with a new $675.0 million senior credit facility, consisting of a $150.0 million revolving credit facility and a $525.0 million term loan facility. The new senior credit facility provides the Company with a lower interest rate on borrowings than the previous credit facility. Rising market interest rates have caused interest rates on our term loan borrowings for 2006 to be higher than those for the prior year. As of December 31, 2006, approximately 58.1% of our debt contained floating rates. Rising interest rates would negatively impact our results. See “Liquidity and Capital Resources” and Item 7A “Quantitative and Qualitative Disclosures About Market Risk.”

Economic Hedges

In March 2005, we entered into a series of economic hedges to reduce the effect of variable interest rate fluctuations on a portion of our credit facility. Our currently outstanding economic hedges convert a total of $60.0 million of variable rate debt to fixed rates and expire in various amounts over an originally established three-year period ending March 2008. We recognize the changes in fair value of these economic hedges as assets and liabilities include any adjustments to the fair value each period in earnings. We recorded slight gains in 2006 and 2005 related to the change in the fair value of these economic hedges. The computation of gains and losses is based upon the change in the fair value of our economic hedges, which results in non-cash charges or credits to our earnings and does not impact cash flows from operations or operating income.

Provision for Income Taxes

We recorded a tax provision from continuing operations of $17.6 million and a tax benefit from continuing operations of $0.8 million in 2006 and 2005, respectively, which reflected effective tax rates of 37.7% and (1.6%), respectively. The 2005 effective rate differed from the statutory rate primarily due to the reduction of previously accrued income tax liabilities in connection with resolution of the federal income tax audit during 2005. The 2005 effective rate was, accordingly, impacted by a $19.0 million benefit to income tax expense resulting from the closing of the Internal Revenue Service’s audits of our 1999, 2000, and 2001 federal income tax returns. Additionally, the impact of both state income taxes as well as other permanent differences created a difference between the effective and statutory rates for 2006 and 2005. Due to our current relationship of taxable income as compared to net income, our effective tax rate can vary significantly from one period to the next depending on relative changes in net income. As such, we currently expect further variation in our effective tax rate for 2007.

Discontinued Operations

In February 2007, we entered into a definitive agreement with Coventry to sell our workers’ compensation managed care services business units for $387.5 million cash. The sale was completed on April 2, 2007. Pursuant to the requirements of our credit facility, we prepaid $260.3 million of our term loan from proceeds that we received from the sale.

In December 2006, we completed the sale of FNS to TiG in a $50.0 million cash transaction. We recognized a pre-tax gain of $16.5 million ($4.0 million net of tax) on the sale of this business. Pursuant to the requirements of our credit facility, we prepaid $24.5 million of our term loan with a portion of the net after-tax cash proceeds we received from the sale.

Additionally, due primarily to our recent operating performance, management determined that we should sell or close the operations of our Canadian field case management services in 2005. We completed the sale of these operations in August 2005 for $13,900 cash consideration, which approximated net book value.

For 2006 and 2005, we reported income from discontinued operations, net of income taxes (including the gain on the FNS sale in 2006), of $3.7 million and $5.4 million, respectively.

Results of Operations

Year ended December 31, 2005 compared with the year ended December 31, 2004

The following table provides the results of operations for years ended December 31, 2005 and 2004 ($ in millions):

	Years Ended December 31,		Change
	2005	2004	$	%
Revenue:
Health Services	$683.3	$601.7	$81.6	13.6%
Network Services	143.4	132.4	11.0	8.3%

Total revenue	$826.7	$734.1	$92.6	12.6%

Cost of services:
Health Services	$558.9	$496.5	$62.4	12.6%
Network Services	61.8	52.5	9.3	17.7%

Total cost of services	$620.7	$549.0	$71.7	13.1%

Gross profit:
Health Services	$124.4	$105.2	$19.2	18.3%
Network Services	81.6	79.9	1.7	2.1%

Total gross profit	$206.0	$185.1	$20.9	11.3%

Gross profit margin:
Health Services	18.2%	17.5%		0.7%
Network Services	56.9%	60.3%		(3.4%)

Total gross profit margin	24.9%	25.2%		(0.3%)

Revenue

The increase in revenue in 2005 was primarily due to growth in our Health Services business, as well as growth in our Network Services segment. Total contractual allowances offset against revenue during the years ended December 31, 2005 and 2004 were $77.0 million and $74.3 million, respectively. The contractual allowance increase was primarily due to revenue growth in our Health Services business.

Health Services. Health Services’ revenue increased primarily due to growth in visits to our centers. Increases in our pharmacy benefit management and other diversified services also contributed to this segment’s revenue growth. The number of total patient visits per day to our centers in 2005 increased 11.1% as compared to 2004 and increased 4.2% on a same-center basis. Our “same-center” comparisons represent all centers that Health Services has operated for the previous two full years, excluding centers affected by the consolidation of acquired centers. The increase in same-center visits for 2005 from 2004 relates primarily to increases in non-injury and non-illness related visits. We believe these trends are a result of growth in national employment trends during 2004 and 2005, as well as the efforts of our sales and account management teams.

For 2005 and 2004, Health Services derived 72.0% and 72.1%, respectively, of its center related net revenue from the treatment of work-related injuries and illnesses, and 28.0% and 27.9%, respectively, of its net revenue from non-injury and non-illness related medical services. Injury-related visits constituted 46.6% and 48.1% of visits in 2005 and 2004, respectively.

Average revenue per same-center visit increased 1.3% in 2005 as compared to 2004, primarily due to increases in the average prices charged for our services. Revenue from our centers was $579.0 million and $513.6 million for 2005 and 2004, respectively, while non-center related revenue was $104.3 million and $88.1 million for the same respective periods.

Network Services. This segment’s revenue increased in 2005 from 2004 primarily due to the acquisition of Beech Street in October 2005, partially offset by lower billings for existing services we provide to group health insurance companies.

Workers’ compensation fee schedule changes enacted in early 2004 in the State of California contributed to the decrease for our network services in 2005 compared to 2004. We believe these changes reduced our revenue by approximately $4.7 million during 2005. We have also experienced a decline in our revenue from workers’ compensation PPO services, primarily due to a decline in bill volumes from some of our customers and from price competition in certain states where we offer our services. Growth in the group health portion of our Network Services segment was adversely affected beginning in the second quarter of 2005 as a result of the loss of a significant customer account that provided us approximately $19.7 million in revenue during 2004. Although this customer decided to in-source nearly all of the services that we provided, we continue to provide a modest amount of related services. Our revenue from this client decreased by approximately $11.8 million during 2005. The revenue increase for our auto-based provider bill repricing and review services is due to a customer contract renewal that included an overall increase in pricing.

Cost of Services

Total cost of services increased primarily due to higher expenses in Health Services and Network Services. The increases in expenses relate primarily to an increase in the number of visits to our health centers and the corresponding increase in staffing levels and other related costs of operations. In addition to increases in costs due to general inflation, Health Services has increased its expenses in the areas of sales, account management, and other client services, and has experienced an increase in professional liability insurance costs as compared to the prior year. The increase in expenses for Network Services primarily relates to the addition of Beech Street in October 2005.

Gross Profit

We reported increased gross profit in 2005 from 2004, primarily due to growth in our Health Services and Network Services segments. Our overall gross profit margin decrease was primarily due to a decrease for our Network Services segment, partially offset by an increase for our Health Services segment. The factors contributing to these trends are further described for each of our segments below.

Health Services. The primary factors contributing to Health Services’ gross profit increase were higher visits, increased revenue per visit, and increases in diversified services. The primary factors contributing to this segment’s gross profit margin increase relate to growth in our gross profit margin for auto-injury related services.

Network Services. Network Services’ gross profit increased in 2005 from 2004 primarily due to the acquisition of Beech Street in October 2005. Our gross profit margin from this segment was negatively affected by a decrease in our revenue from our higher-margin workers’ compensation PPO services, the loss of a significant group health customer, and due to the effects of the California fee schedule change.

General and Administrative Expenses

General and administrative expenses increased $11.1 million, or 11.7%, in 2005 to $106.0 million from $94.9 million in 2004. These expenses constituted 12.8% and 12.9% as a percentage of revenue for 2005 and 2004, respectively. The increase in the 2005 general and administrative expenses was primarily due to $7.0 million associated with the acquisitions of Beech Street and OH+R, $3.3 million in increases related to non-cash compensation for amortization of restricted stock, and other growth in compensation and legal expenses. Of the total $3.3 million increase in stock compensation expense, $2.5 million related to the fourth quarter 2005 issuance of Concentra Inc. unrestricted common stock to our Chairman of the Board. These increases in general and administrative expense were partially offset by reduced property and casualty insurance expense, $2.5 million of compensatory expenses we incurred in the second quarter of 2004 in connection with our refinancing transaction, and depreciation expense.

Loss on Impairment of Goodwill and Long-Lived Assets

As a result of the change in our outlook for our historically reported Care Managements Services (“CMS”) reporting unit, we performed an evaluation of our long-lived assets, which include property, plant, and equipment as well as our internal use software. In reviewing the long-lived asset values, we applied the provisions of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We performed our impairment evaluation of the asset groups at each of CMS’ business units, as these are the lowest levels for which identifiable cash flows are available. In performing the evaluation of the assets of the independent medical exams portion of our CMS reporting unit, we determined that the total expected future discounted cash flows for this business unit were less than the carrying value of its assets. Accordingly, during the third quarter of 2004, we incurred an impairment charge of $5.7 million, which represents the difference between the fair value of the independent medical exams services long-lived assets and their carrying value. We estimate that our annual depreciation expense has been reduced by approximately $2.1 million for these impaired assets.

In accordance with SFAS 142, Goodwill and Other Intangible Assets (“SFAS 142”), we periodically evaluate the carrying value of goodwill and indefinite life intangible assets. The change in our outlook for the future performance of CMS as well as the departures of key personnel caused a “triggering event” in the third quarter of 2004, which indicated the necessity of a review of our goodwill pursuant to the provisions of SFAS 142. The goodwill impairment assessment included reviewing our long-term view of the care management market, projections of future cash flows, and the estimated fair value of the overall business segment. We concluded that an impairment of our goodwill for the CMS reporting unit occurred in the third quarter of 2004.

The first step of the goodwill impairment test was the measurement of the CMS fair value compared to its carrying value. We calculated the CMS fair value using discounted cash flows and market comparables. Because the fair value of our CMS reporting unit was below its carrying value, we were required to perform the second step of the impairment test for this reporting unit. The second step involved comparing the implied fair value of our CMS goodwill to the carrying value of that goodwill. This goodwill impairment test resulted in the recognition of a $36.0 million charge, which represents the difference between the fair value of CMS’ goodwill and its carrying value.

On a combined basis, the two impairment charges total $41.7 million, with $1.2 million reflected as a non-cash pre-tax charge to our operations and $40.5 million included in loss from discontinued operations for the year ending December 31, 2004. The $41.7 million in charges for long-term asset and goodwill impairment discussed above are non-cash and will not result in future cash expenditures or have an impact on our liquidity or debt covenants. After the recognition of these impairment charges, we had $445.4 million of goodwill, with approximately $10.1 million related to the CMS reporting unit at December 31, 2004. We completed our 2005 annual impairment tests of goodwill and determined that no impairment existed at that time. A portion of the CMS reporting unit was included in the sale of our workers’ compensation managed care services business units to Coventry in April 2007.

Interest Expense, Net

Interest expense decreased $1.1 million in 2005 to $40.7 million from $41.8 million in 2004. The decrease was primarily due to increased interest income due to higher cash and investment balances, as well as rising interest rates, in 2005 from 2004. The increase in interest income was partially offset by a decrease in interest expense. In October 2005, we replaced our existing $501.5 million term loan facility with a new $675.0 million senior credit facility, consisting of a $150.0 million revolving credit facility and a $525.0 million term loan facility. The new senior credit facility provides the Company with a lower interest rate on borrowings than the previous credit facility. Rising market interest rates have caused interest rates on our term loan borrowings for 2005 to be higher than those for the prior year. The redemption of our 13% senior subordinated notes in June and August 2004 was partially offset by the issuance of the 9 1/8% senior subordinated notes in June 2004. At December 31, 2005, approximately 61.0% of our debt contained floating rates.

Economic Hedges

In March 2005, we entered into a series of economic hedges to reduce the effect of variable interest rate fluctuations on a portion of our credit facility. These economic hedges convert a total original amount of $80.0 million of variable rate debt to fixed rates and expire in various amounts over a three-year period ending March 2008. We currently have $60.0 million of these economic hedges outstanding. We recognize the changes in fair value of these economic hedges as assets and liabilities and include any adjustments to the fair value each period in earnings. We recorded a slight gain in 2005 related to the change in the fair value of these economic hedges. The computation of gains and losses is based upon the change in the fair value of our economic hedges, which results in non-cash charges or credits to our earnings and does not impact cash flows from operations or operating income.

Early Retirement of Debt

In October 2005, we replaced our existing senior credit facility with new $675.0 million senior credit facility. In connection with the repayment of our existing senior credit facility, we included in income from continuing operations $6.0 million of debt extinguishment costs in 2005, consisting of related existing deferred financing costs. We redeemed $114.9 million principal amount of our 13% senior subordinated notes in June 2004 and the remaining $27.6 million principal amount of our 13% senior subordinated notes in August 2004. We included in income from continuing operations $14.1 million of debt extinguishment costs in 2004. These costs were comprised of $11.6 million of call premiums and consent payments on the redeemed notes and $2.5 million of related existing deferred financing costs. See “Liquidity and Capital Resources” for a further discussion of these transactions.

Provision for Income Taxes

We recorded a tax benefit from continuing operations of $0.8 million and a tax provision from continuing operations of $12.2 million in 2005 and 2004, respectively, which reflected effective tax rates of (1.6%) and 43.2%, respectively. The 2005 effective rate differed from the statutory rate primarily due to the reduction of previously accrued income tax liabilities in connection with resolution of the federal income tax audit during 2005. The 2005 effective tax rate was, accordingly, impacted by a $19.0 million benefit to income tax expense resulting from the closing of the Internal Revenue Service’s audits of our 1999, 2000, and 2001 federal income tax returns. Additionally, the impact of both state income taxes as well as other permanent differences created a difference between the effective and statutory rates. The 2004 effective rate differed from the statutory rate primarily due to the impact of state income taxes, the impairment of goodwill in the third quarter of 2004, and other permanent differences. Due to our current relationship of taxable income as compared to net income, our effective tax rate can vary significantly from one period to the next depending on relative changes in net income.

Discontinued Operations

In February 2007, we entered into a definitive agreement with Coventry to sell our workers’ compensation managed care services business units for $387.5 million cash. Pursuant to the requirements of our credit facility, we prepaid $ 260.3 million of our term loan from proceeds that we received from the sale.

In December 2006, we completed the sale of FNS to TiG in a $50.0 million cash transaction. We recognized a pre-tax gain of $16.5 million ($4.0 million net of tax) on the sale of this business. Pursuant to the requirements of our credit facility, we prepaid $24.5 million of our term loan with a portion of the net after-tax cash proceeds we received from the sale.

Due primarily to its operating performance, management determined that we should sell or close the operations of our Canadian field case management services in 2005. We completed the sale of these operations in August 2005 for $13,900 cash consideration, which approximated net book value.

We report income from discontinued operations, net of income taxes, of $5.4 million and a loss from discontinued operations, net of income taxes of $26.0 million for 2005 and 2004, respectively.

Acquisitions and Divestitures

Periodically, we evaluate opportunities to acquire or divest of businesses when we believe those actions will enhance our future growth and financial performance. Currently, to the extent we consider acquisitions, they are typically businesses that operate in the same markets or along the same service lines as those in which we currently operate. Our evaluations are subject to our availability of capital, our debt covenant requirements, and a number of other financial and operating considerations. The process involved in evaluating, negotiating, gaining required approvals, and other necessary activities associated with individual acquisition or divestiture opportunities can be extensive and involve a significant passage of time and a significant expenditure of resources. It is also not uncommon for discussions to be called off or anticipated acquisitions or divestitures to be terminated shortly in advance of the date upon which they were to have been consummated. As such, we generally endeavor to announce material acquisitions and divestitures based on their relative size and effect on our company once we believe they have reached a state in the acquisition or divestiture process where we believe that their consummation is reasonably certain and with consideration of other legal and general business practices.

During 2006, we entered into negotiations with a third party that resulted in the structuring of a potential transaction. Due to the complexity of the envisioned transaction structure, we incurred $4.0 million in tax, legal, accounting, and other professional fees. For various reasons, we determined that the likelihood of the strategic transaction being consummated as it had originally been structured had become remote, and, accordingly, work on the transaction with the third party was terminated.

During 2006, 2005, and 2004, we acquired a total of 51 occupational healthcare centers, which includes the 26 centers obtained in the acquisition of OH+R, and we developed a total of 12 occupational healthcare centers. During the fall of 2005, we also acquired Beech Street. We currently believe we will consummate additional acquisitions of centers in small transactions through our Health Services segment during 2007.

In December 2006, we completed the sale of FNS to TiG in a $50.0 million cash transaction. We recognized an after-tax gain of $4.0 million on the sale of this business. Pursuant to the requirements of our credit facility, we prepaid $24.5 million of our term loan with a portion of the net after-tax cash proceeds we received from the sale. FNS had revenue for the twelve-month period ending December 31, 2006 of $18.6 million and provides first notice of loss or injury services to insurance carriers, third-party administrators and self-insured customers. TiG is headquartered in the United Kingdom and specializes in providing outsourcing services and software solutions to insurers and other risk carriers through its international network of offices over the breadth of the administrative processes of insurers and risk carriers, including back office functions such as policy and claims management and sales.

In the first quarter of 2007, we entered into a definitive agreement with Coventry to sell our workers’ compensation managed care services business units. On April 2, 2007, we completed the sale to Coventry for $387.5 million in cash. The purchase price is subject to certain adjustments as set forth in the definitive agreement. Pursuant to the requirements of our credit facility, we were required to prepay $260.3 million of our term loan from proceeds that we received from the sale. The business units that the Company divested in the transaction are its workers’ compensation network services (comprising its provider bill review and repricing services, and its FOCUS preferred provider organization), field case management, telephonic case management, independent medical exams, and its pharmacy benefit management business. These business units had revenue of approximately $324.0 million in 2006. Of this amount, the following was reported in our historically reported segments: $42.2 million in the Health Services segment, $108.4 million in the Network Services segment, and the remaining $173.3 million in the Care Management Services segment. Coventry is a national managed healthcare company based in Bethesda, Maryland, operating health plans, insurance companies, network rental, managed care, and workers’ compensation services companies.

Liquidity and Capital Resources

Because the majority of our debt maturities do not commence until 2010 and our current level of cash provided by operating activities exceeds our currently anticipated capital expenditures, occupational healthcare center and other acquisitions, and principal repayment requirements, we currently believe that our cash and investment balances, the cash flow generated from operations, and our borrowing capacity under our revolving credit facility will be sufficient to provide for our liquidity needs over the next two years. Although we currently anticipate achieving the financial covenant requirements of our senior credit facility, our ability to be in compliance with the increasingly restrictive ratios depends on our ability to increase cash flows over current levels. If we are confronted by adverse business conditions during the coming years and our cash flows decline, or if we undertake significant acquisitions without adequate financing, we could face more immediate pressures on our liquidity that might necessitate us taking actions to amend or refinance our senior indebtedness.

Our long-term liquidity needs will consist of working capital and capital expenditure requirements, the funding of any future acquisitions, repayment of borrowings under our revolving credit facility, and the repayment of outstanding indebtedness. We intend to fund these long-term liquidity needs from the cash generated from operations, available borrowings under our revolving credit facility and, if necessary, future debt or equity financing. However, our ability to generate cash or raise additional capital is subject to our performance, general economic conditions, industry trends, and other factors. Many of these factors are beyond our control or our current ability to anticipate. Therefore, it is possible that our business will not generate sufficient cash flow from operations. We regularly evaluate conditions in the credit market for opportunities to raise new capital or to refinance debt. We cannot be certain that any future debt or equity financing will be available on terms favorable to us, or that our long-term cash generated from operations will be sufficient to meet our long-term obligations.

Cash Flows from Operating Activities. Cash flows from operating activities provided $112.1 million, $141.8 million, and $98.9 million for the years ended December 31, 2006, 2005, and 2004, respectively. The decrease in cash flows from operating activities in 2006 from 2005 was primarily a result of changes in working capital and decreased income adjusted for non-cash items. During 2006, $13.3 million of cash was provided by changes in working capital, including increased accounts payable and accrued liabilities of $28.3 million, partially offset by increased accounts receivable of $14.6 million and increased prepaid expenses and other assets of $0.4 million. The increase in accounts receivable primarily related to increases in revenue in 2006 and decreases in our relative amount of accounts receivable as compared to revenue in 2005. Accounts payable and accrued expenses increased due to the timing of certain payments, including payment of accrued payroll, accrued legal, accrued construction in progress, deferred rent, minority interest payable, and accrued property and casualty insurance. During 2005, $37.6 million of cash was provided by changes in working capital, related to net decreases in accounts receivable of $20.1 million and increased accounts payable and accrued liabilities of $18.1 million, partially offset by increased prepaid expenses and other assets of $0.6 million. The decrease in accounts receivable primarily relates to increased collections in 2005. Accounts payable and accrued expenses increased due to the timing of certain payments, including payment of accrued payroll, accrued interest on our debt, accrued legal reserves, and deferred rent. In particular, due to the timing of our due date for payments of interest on our senior debt, we made our fourth quarter payment of $8.4 million in interest after the completion of the year. During 2004, $14.5 million of cash was provided by changes in working capital, primarily related to decreases in prepaid expenses and other assets of $15.8 million and increases in accounts payable and accrued expenses of $1.7 million, partially offset by increased accounts receivable of $3.0 million. The increase in accounts receivable primarily relates to increases in revenue in 2004 and slight decreases in our contractual and bad debt allowances. Accounts payable and accrued expenses increased and prepaid expenses and other assets decreased primarily due to the timing of certain payments, including the payment of employee benefits, accrued interest on our debt and tax refunds receivable.

One of our financial objectives is to minimize the amount of net working capital necessary for us to operate. We believe that through these efforts, we may be able to reduce our overall borrowing requirements. Accordingly, we periodically strive to improve the speed at which we collect our accounts receivable and to maximize the duration of our accounts payable. Our DSO on accounts receivable was 52 days at December 31, 2006, as compared to 51 days at December 31, 2005 and 62 days at December 31, 2004. The decrease in the DSO in 2005 from 2004 was primarily due to stronger collection trends, primarily for our Network Services segment. We currently do not anticipate significant future decreases in our DSO, and as such, do not believe that we will experience improvements in our cash flows from operating activities from working capital improvements to the same extent we have in past years. We calculate DSO based on accounts receivable, net of allowances, divided by the average revenue per day for the prior three months.

Due to net operating loss carryforwards from prior years, we were required to pay federal alternative minimum taxes during 2005 and 2006. Under current tax rules, we currently anticipate that our remaining net operating loss carryforwards may offset our taxable income for 2006. However, particularly due to our gain in connection with the sale of FNS during the fourth quarter of 2006 and expected gain from the sale of our workers’ compensation managed care business units, it is likely that we will be required to commence payment of federal taxes during 2007. We currently anticipate that this requirement will contribute to decreases in our cash flows from operating activities during 2007 and in subsequent years.

During 2007, our operating cash flows will be decreased by approximately $12.3 million, prior to any partially offsetting effect on our taxes, in connection with the settlement and related costs associated with the class action litigation in the State of Louisiana.

Cash Flows from Investing Activities. In 2006, we used net cash of $61.0 million to purchase short-term investments, $12.0 million in connection with acquisitions, and $49.1 million to purchase property, equipment, and other assets, consisting primarily of new computer hardware, software technology, and leasehold improvements. Proceeds from the FNS sale provided $50.0 million of cash and proceeds from the sale of short-term investments provided $5.7 million of cash. In 2005, we used net cash of $220.8 million in connection with acquisitions and $49.1 million to purchase property, equipment, and other assets, consisting primarily of new computer hardware, software technology, and leasehold improvements. Increases in our capital expenditures during 2005 as compared to 2004 primarily related to a growth in our renovation, relocation, expansion, and construction of health centers for our

Health Services business segment. Proceeds from the sale of the Ohio MCO assets provided $1.6 million of net cash in 2005. In 2004, we used net cash of $6.8 million in connection with acquisitions and $27.9 million to purchase property, equipment, and other assets, consisting primarily of new computer hardware and software technology. Additionally, we used $1.2 million for restricted cash associated with our captive insurance arrangements.

Given the current rate of growth in our Health Services segment and the opportunities we perceive for future expansion of this business, we anticipate our 2007 expenditures to be reasonably consistent with our 2006 expenditures for health center relocations, de novo development of health centers, improvements to acquired health centers, and renovations. Additionally, in the ordinary course of business we endeavor to fund capital expenditures for various information technology projects that we believe will support our continued growth. Based upon our current estimates, we believe our various information technology expenditures could increase in coming quarters, both to support our future growth in the Network Services segment through the continued integraton of our PPO operations with our various other claims management and repricing platforms, as well as to fund the introduction of new information technology platforms within our health centers. As a result of these trends in health center and information technology projects, we anticipate that our capital expenditures for 2007 will be slightly greater than the amounts incurred in 2006, which reflected an increase over the amounts incurred during the preceding years. In prior years, our capital expenditures have generally been in a range of 3% to 5% of our revenue. We currently believe that our expenditures for 2007 will remain in this range. Additionally, we anticipate increasing our restricted cash and short-term investment balances by approximately $4.0 million to $6.0 million in 2007 as required by our captive insurance arrangement.

Cash Flows from Financing Activities. Cash flows used in financing activities in 2006 of $64.2 million were primarily due to payments on debt of $61.2 million and distributions to minority interests of $3.4 million. Cash flows provided by financing activities in 2005 of $130.2 million were primarily due to the $525.0 million in proceeds from our previously discussed refinanced term loan facility, as well as $10.2 million in proceeds contributed to Concentra Operating from the issuance of common stock from Concentra Holding. These cash flow increases were partially offset by $4.1 million in payments of deferred financing costs, $0.8 million in distributions to minority interests, and payments on debt of $400.1 million, which includes a $30.1 million prepayment of our term loan, and a $366.6 million payment of the previously outstanding term loan facility balance. Cash flows used in financing activities in 2004 of $44.2 million were primarily due to the previously discussed June and August 2004 financing transactions. In connection with these financing transactions, we used cash to redeem $142.5 million of our 13% senior subordinated notes, pay a $96.0 million dividend to Concentra Holding, pay $11.6 million of early debt retirement costs, and pay $8.5 million of deferred financing costs. We received $152.9 million in net proceeds from the issuance of our 9 1/8% senior subordinated notes and $70.0 million in incremental term loan borrowings under our credit agreement. In 2004, we also paid $3.9 million on our term loans under our credit facility, $1.5 million on a capital lease, and $3.4 million in distributions to shareholders with minority interests.

Short-term Investments. Our short-term investments of $55.3 million at December 31, 2006 primarily consist of investment grade auction rate securities with an active resale market and the ability to be readily converted into cash. These securities are expected to be sold within one year to fund current operations, or satisfy other cash requirements as needed.

Senior Credit Facility. As necessary, we make short-term borrowings under our credit facility for working capital and other purposes. Given the timing of our expenditures for payroll, interest payments, acquisitions, and other significant outlays, our level of borrowing under our revolving credit facility can vary substantially throughout the course of an operating period. During 2005 and 2006, we had no borrowings under our revolving credit facility.

Our amended credit facility requires us to satisfy certain financial covenant ratio requirements including leverage ratios, interest coverage ratios, and fixed charge coverage ratios. In 2005 and 2006, we were in compliance with our covenants, including our financial covenant ratio tests. The leverage ratio and interest coverage ratio requirements for the quarter ended December 31, 2006 were 5.25 to 1.00 and 2.35 to 1.00, respectively. While less restrictive than requirements under the previous credit facility, the leverage ratio and the interest coverage ratio requirements under the new credit facility become increasingly restrictive in future quarters through the second quarter of 2010 and the first quarter of 2010, respectively. Although we currently anticipate achieving these required covenant levels, our ability to be in compliance with these more restrictive ratios depends on our ability to increase cash flows over current levels. At December 31, 2006, we had no borrowings and $16.4 million of letters of credit outstanding under our $150.0 million revolving credit facility and $465.0 million in term loans outstanding under our term loan facility. Our total indebtedness outstanding was $801.0 million at December 31, 2006.

Our credit facility also contains prepayment requirements that occur based on (i) certain net asset sales outside the ordinary course of business by us; (ii) proceeds of specified debt and equity issuances by us; and (iii) if we have excess cash flow, as defined in the agreement. Because we generated excess cash flow (as defined in the agreement) during 2004 and 2005, we prepaid $30.1 million and $14.1 million of our term loan during the second quarters of 2005 and 2006, respectively. Additionally, we made an optional prepayment of $17.5 million in the second quarter of 2006. The optional $17.5 million prepayment satisfied the term loan quarterly principal payment requirements through September 30, 2009. The $14.1 million prepayment amount was included in the current portion of long-term debt at December 31, 2005. In connection with the sale of FNS in the fourth quarter of 2006, we prepaid $24.5 million of our term loan with a portion of the net after-tax cash proceeds we received from the sale. We were not required to make any prepayments under the respective provisions in 2004 or the remaining quarters of 2005 and 2006. In connection with the sale of our workers’ compensation managed care services business units to Coventry in April 2007, we prepaid $260.3 million of our term loan with a portion of the net after-tax cash proceeds that we received from the sale, pursuant to the terms of our credit facility. Further, based upon our financial projections, we anticipate that we may continue to be required to make prepayments in future periods.

In connection with our anticipated sale of our workers’ compensation managed care businesses, we sought and received an amendment of our credit facility during February 2007, which in addition to consenting to the sale of these businesses, also provided for our ability to exclude the adverse cost of $12.3 million of the total settlement expense associated with the Louisiana class action litigation from our computations for purposes of covenant compliance and authorized the payment of up to a $100.0 million dividend in connection with the receipt of proceeds from the divestiture within six months of the closing of the transaction.

Off-Balance Sheet Arrangements. We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenue, or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

Economic Hedges. In March 2005, we entered into a series of economic hedges. These economic hedges convert $60.0 million of variable rate debt to fixed rates and expire over an original three-year period ending March 31, 2008. We recognize non-cash changes to the fair value of these economic hedges as assets or liabilities and include any adjustments to the fair value in our income statement.

Contractual Obligations. The following table sets forth our schedule of contractual obligations at December 31, 2006, including current maturities of our long-term debt, future minimum lease payments due under noncancelable operating leases, capital lease obligations, and other contractual obligations reflected in long-term liabilities. Amounts in thousands:

	Total	2007	2008-09	2010-11	After 2011
Operating leases	$294,558	$55,539	$88,960	$68,114	$81,945
Capital lease obligations	1,384	610	765	9	—
Purchase obligations	2,824	2,824	—	—	—
Long-term debt	799,972	—	401	644,571	155,000
Other contractual obligations reflected in long-term liabilities on the consolidated balance sheet	34,331	15,202	18,350	578	201

Total	$1,133,069	$74,175	$108,476	$713,272	$237,146

Our interest payment obligations on the long-term debt in the above table would be approximately $66.2 million, $128.9 million, $94.4 million, and $7.1 million for the years 2007, 2008-2009, 2010-2011, and after 2011, respectively. For the term loans under our credit facility, we used forecasted three-month LIBOR interest rates of 5.1%-5.4% for 2007, 4.8%-4.9% for 2008-2009, and 4.9%-5.1% for 2010-2011.

Legal Proceedings

Class Action Litigation. In February 2007, Progressive Casualty Insurance Company and several affiliated Progressive entities (collectively, “Progressive”) filed suit against one of our wholly-owned subsidiaries, Beech Street in Florida federal court. The suit arises out of a contractual relationship between Beech Street and Progressive that allowed Progressive to access Beech Street’s network of healthcare providers in Florida. Progressive alleges that it was forced to defend a number of provider lawsuits because Beech Street failed to supply Progressive with accurate information and otherwise breached their contract. Progressive seeks over $30 million in damages.

Gallagher Bassett Services, Inc. (“GB”) is a client of Concentra Integrated Services, Inc. (“CISI”), one of our wholly-owned subsidiaries. GB has been defending a putative class action in state court in Illinois brought by the same plaintiffs that have sued FOCUS and Concentra Holding in the Southern Illinois Cases (see below). The claims against GB are similar to the claims at issue in the Southern Illinois Cases. In February 2007, GB filed a third-party complaint against CISI in the case against GB. In April 2007, we sold FOCUS, a subsidiary of CISI and a component of our workers’ compensation managed care services, to Coventry. See “Discontinued Operations” for a further discussion of the Coventry sale. Under the terms of the sale to Coventry, we agreed to indemnify Coventry for this action.

In February 2005, plaintiff medical providers filed two putative class actions in state court in southern Illinois against FOCUS and Concentra Holding (the “Southern Illinois Cases”). One case seeks to recover based on FOCUS’s alleged failure to steer patients to providers who are members of the FOCUS PPO network. Both cases allege that we used biased and arbitrary computer software to review medical providers’ bills. In April 2007, we sold FOCUS, a component of our workers’ compensation managed care services, to Coventry. See “Discontinued Operations” for a further discussion of the Coventry sale. Under the terms of the sale to Coventry, we agreed to indemnify Coventry for this action.

In September 2005, we entered into a class action settlement in a case in federal court in the Eastern District of Pennsylvania. The claims in that case are similar to the claims alleged in the Southern Illinois Cases. The settlement, if finally approved, will release the claims of a nationwide class of medical providers and will eliminate most of the claims at issue in the Southern Illinois Cases. The settlement involves no cash payment to class members but requires us to make a number of changes to our business practices. The settlement remains subject to final court approval, and we anticipate receiving a decision from the court shortly (the final hearing on approval of the settlement occurred in October 2006).

In January 2007, FOCUS entered into a settlement of a class action lawsuit in Louisiana. FOCUS had previously been sued (the “Action”) in a Louisiana state court by four Louisiana healthcare providers. Other defendants in the Action were two PPOs and three third-party administrators (“TPAs”). FOCUS maintains a preferred provider network of occupational healthcare providers. The plaintiffs asserted claims under the Any Willing Provider Act in Louisiana. Similar cases have also been filed against insurance carriers, PPOs, and TPAs in the state court trial system and the workers’ compensation court system. Certain of FOCUS’ clients have made indemnification demands on it as a result of these actions.

In the settlement, FOCUS has agreed to create a $12.0 million settlement fund and to pay an additional $0.3 million to cover actual expenses related to the administration of the settlement of the class action. The parties to the class action have mutually agreed that the settlement represents a compromise of disputed claims and is not an admission of liability for any purposes. We paid the settlement and related expenses into a settlement fund in the first quarter of 2007.

In a related action, in October 2006, Executive Risk Specialty Insurance Company, the error and omissions policy carrier for us, our parent and subsidiaries, filed a declaratory judgment action in United States District Court for the District of Northern Texas against our parent and FOCUS seeking to deny coverage for the Action. Our parent intends to defend the suit and seek coverage for some or all of the settlement amounts and related attorneys’ fees and costs set forth above.

In January 2005, CISI received a subpoena from the Office of the Attorney General of the State of New York (“NYAG”). The subpoena requested documents and information regarding CISI’s relationships with third-party administrators and healthcare providers in connection with the NYAG’s review of contractual relationships in the workers’ compensation segment of the insurance industry. CISI has produced documents in response to the subpoena, and has cooperated with the investigation.

In July 2006, the Company received a subpoena from the Office of the Attorney General of the State of Connecticut (“CTAG”). The subpoena requested documents and information regarding CISI’s relationships with third-party administrators and healthcare providers in connection with the CTAG’s review of contractual relationships in the workers’ compensation segment of the insurance industry in Connecticut. CISI produced documents in response to the subpoena, and has cooperated with the investigation.

In November 2003, Nationwide Mutual Insurance Company (“Nationwide”) sued Beech Street in Florida state court. This suit arises out of Nationwide’s contract with Beech Street, which allowed Nationwide to access Beech Street’s network of providers in Florida. Nationwide alleges that it was forced to defend provider lawsuits because Beech Street failed to supply Nationwide with accurate information regarding providers’ dates of participation in Beech Street’s network and providers’ fee schedules. We have filed a motion for summary judgment, which is currently pending.

In January 2003, FOCUS, as plaintiff, initiated an arbitration proceeding to collect past due amounts owing from Fremont Compensation Insurance Group (“FCIG”). Fremont Indemnity Company, an entity related to FCIG and currently subject to a conservatorship proceeding by the California Department of Insurance, asserted a substantial cross-claim against FOCUS in California state court in excess of the amount that FOCUS originally sought in the arbitration proceeding with respect to the services provided by FOCUS to FCIG, and also sought to intervene in the arbitration proceeding. In October 2004, a California superior court deemed the actions related, and will maintain jurisdiction over all claims among the parties. In April 2007, we sold FOCUS, a component of our workers’ compensation managed care services, to Coventry. See “Discontinued Operations” for a further discussion of the Coventry sale. Under the terms of the sale to Coventry, we agreed to indemnify Coventry for this action.

We are a party to certain claims and litigation in the ordinary course of business. We are not involved in any legal proceedings that we believe will result, individually or in the aggregate, in a material adverse effect upon our financial condition or results of operations.

Other Considerations

Industry Developments. Litigation between healthcare providers and insurers has challenged the insurers’ claims adjudication practices and reimbursement decisions. We are a party to certain actions, including the action set forth above, challenging the operation of our PPOs, including the discount taken, and the accuracy and applicability of the bill review databases that we utilize. We do not believe that these actions, individually or in the aggregate, will result in a material adverse effect upon our financial position or results of operations.